Exhibit 9

Prospect Medical Holdings, Inc.

2008 Omnibus Equity Incentive Plan

Incentive Stock Option Agreement

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Incentive Stock Option Agreement (the “Agreement”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                       Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)                                  “Cause” includes (and is not limited to) dishonesty with respect to the Company or any Subsidiary, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or any Subsidiary.  The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

(b)                                 “Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Subsidiaries and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Plan.

(c)                                  “Expiration Date” means the date set forth on the Notice (as defined below).

(d)                                 “Good Reason” means (i) a breach by the Company or any Subsidiary of any employment or consulting agreement to which the Participant is a party and (ii) following a Change in Control, (x) the failure of the Company to pay or cause to be paid the Participant’s base salary or annual bonus when due or (y) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position; provided that either of the events described in clauses (x) and (y) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s  knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

(e)                                  ”Plan” means the Prospect Medical Holdings, Inc. 2008 Omnibus Equity Incentive Plan, as the same may be amended, supplemented or modified from time to time.

(f)                                    “Retirement” means a termination of employment by the Participant at Participant’s election (i) following the attainment of age sixty-five (65) with ten (10) or more years of combined service with the Company or any Subsidiary or (ii) pursuant to a retirement plan or early retirement program of the Company or any Subsidiary in which the Participant elects to participate.

(g)                                 “Vested Portion” means, at any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2.                                       Grant of Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, the number of Shares set forth on the Notice of Grant of Stock Option (the “Notice”), subject to adjustment as set forth in the Plan.  The purchase price of the Shares subject to the Option (the “Option Price”) shall be as set forth on the Notice.  The Option is intended to be an Incentive Stock Option, and as such is intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

3.                                       Vesting of the Option.

(a)                                  In General.  Subject to Sections 3(b) and 3(c), the Option shall vest and become exercisable at such times as are set forth in the Notice.

(b)                                 Change in Control. Notwithstanding the foregoing, in the event of a Change in Control, the Committee, in its discretion, may elect to accelerate the vesting of any or all unvested Options as of the date of such Change in Control, to the extent not previously cancelled or forfeited, so that such unvested Options will become vested and exercisable either (i) upon the earlier of (x) the first anniversary of the Change in Control or (y) the termination of the Participant’s Employment (A) by the Company other than for Cause (unless such termination is due to death or Disability) or (B) by the Participant for Good Reason, or (ii) on such other terms established by the Committee.

(c)                                  Termination of Employment.  If the Participant’s Employment with the Company and its Subsidiaries terminates for any reason (including, unless otherwise determined by the Committee, a Participant’s change in status from an employee to a non-employee (other than director of the Company or any Subsidiary)), the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration; provided, however, that if the Participant’s Employment terminates due to death, Disability or Retirement, the unvested portion of the Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable.  The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a) of this Agreement.  If the Participant is absent from work with the Company or with an Subsidiary because of a temporary disability (any disability other than a Disability), or on an approved leave of absence for any purpose, the Participant shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated Employment, except to the extent that the Committee so determines.

4.                                       Exercise of Option.

(a)                                  Period of Exercise. Subject to the provisions of the Plan and this Agreement, and the terms of any employment agreement entered into by the Participant and the Company or a Subsidiary that provides for treatment of Options that is more favorable to the Participant than clauses (i) - (vii) of this Section 4(a), the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the Expiration Date.  Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below.  If the last day on which the Option may be exercised, whether the Expiration Date or due to a termination of the Optionee’s Employment prior to the Expiration Date, is a Saturday, Sunday or other day that is not a trading day on the American Stock Exchange (the “AMEX”) or, if the Company’s Shares are not then listed on AMEX, such other stock exchange or trading system that is the primary exchange on which the Company’s Shares are then traded, then the last day on which the Option may be exercised shall be the preceding trading day on AMEX or such other stock exchange or trading system.  If the Shares are not publicly traded, the next business day (when U.S. government offices and federal courts are open for business) following a Saturday, Sunday or national holiday shall be the last day on which the Option may be exercised.

(i)                                     Death or Disability. If the Participant’s Employment with the Company or any Subsidiary terminates due to the Participant’s death or Disability, the Participant (or his or her representative) may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one hundred eighty (180) days following the date of such termination and (B) the Expiration Date;

(ii)                                  Retirement. If the Participant’s Employment with the Company or any Subsidiary terminates due to the Participant’s Retirement, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) ninety (90) days following the date of such termination and (B) the Expiration Date; provided, that if the Company or any Subsidiary has given the Participant notice that the Participant’s Employment is being terminated for Cause prior to the Participant’s election to terminate due to the Participant’s Retirement, then the provisions of Section 4(a)(v) shall control;

(iii)                               Unsatisfactory Performance; Voluntary Termination without Good Reason. If the Participant’s Employment with the Company or any Subsidiary is terminated by the Company or the Subsidiary (other than after a Change in Control as set forth in Section 4(a)(vi)) for unsatisfactory performance, but not for Cause (as determined in its sole discretion by the Company or the Subsidiary), or the Participant voluntarily terminates Employment at any time without Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) ninety (90) days following the date of such termination and (B) the Expiration Date; provided, that if the Company or any Subsidiary has given the Participant notice that the Participant’s Employment is being terminated for Cause  prior to the Participant’s election to voluntarily terminate Employment  without Good Reason, then the provisions of Section 4(a)(v) shall control;

(iv)                              Termination other than for Cause. Subject to the provision of Section 4(a)(vi), if the Participant’s Employment with the Company or any Subsidiary is terminated by the Company or the Subsidiary for any reason other than by the Company or the Subsidiary for Cause, unsatisfactory performance or due to the Participant’s death or Disability, the Participant may exercise the Vested  Portion of the Option for a period ending on the earlier of (A) ninety (90) days following the date of such termination and (B) the Expiration Date;

(v)                                 Termination by the Company for Cause. If the Participant’s Employment with the Company or any Subsidiary is terminated by the Company or the Subsidiary for Cause, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable; and

(vi)                              After a Change in Control. If the Participant’s Employment with the Company or any Subsidiary terminates after a Change in Control due to a termination by the Company other than for Cause or due to the Participant’s resignation for Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) ninety (90) days following the date of such termination and (B) the Expiration Date.

(b)                                 Method of Exercise.

(i)                                     Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised, shall be signed (whether or not in electronic form) by the person exercising the Option and shall make provision for the payment of the Option Price.  Payment of the aggregate Option Price shall be paid to the Company, at the election of the Committee, pursuant to one or more of the following methods: (A) in cash, or its equivalent; (B) by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six (6) months (or such other period as established from time to time by the Committee or generally accepted accounting principles); (C) partly in cash and partly in Shares; or (D) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable  instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until the issuance of the Shares.

(ii)                                  Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

(iii)                               Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)                              In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(c)                                  Limitations and Restrictions.

(i)                                     If Participant sells or otherwise disposes of any of the Shares acquired pursuant to the Option on or before the later of: (1) the date two years after the Date of Grant, and (2) the date one year after transfer of such Shares to Participant upon exercise of the Option, Participant immediately shall notify the Company in writing of such disposition.  Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant from the early disposition by payment in the manner set forth in paragraph 8.

(ii)                                  The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which the Option is exercisable for the first time by Participant during any calendar year (under the Plan or under any other stock option plan of the Company or any Subsidiary) shall not exceed $100,000.  If the Fair Market Value of Shares on the date of grant with respect to which the Option is exercisable for the first time by Participant during any calendar year exceeds $100,000, only the Options for the first $100,000 worth of Shares to become exercisable in such calendar year shall comply with Section 422 of the Code and Options for the amount in excess of $100,000 that become exercisable in that calendar year shall be non-qualified stock options.  In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to incentive stock options, such different limit shall be automatically incorporated herein and shall apply to the unexercised portion of this Option after the effective date of such amendment, provided such regulations are intended to apply to pre-existing options.

(iii)                               Participant understands and acknowledges that for purposes of this Agreement, Participant must be an employee of the Company or a Subsidiary.  Termination of Participant’s employment with the Company or a Subsidiary in order to provide service to the Company or a Subsidiary in any other capacity, such as a consultant or as an employee of a consultant providing services to the Company or a Subsidiary will not comply with the requirements of Section 422 of the Code and will result in the unexercised portion of the Option to be treated as a non-qualified stock option.

5.                                       No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the Employment of the Company or any Subsidiary.  Further, the Company or a Subsidiary may at any time dismiss the Participant or discontinue any other relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.                                       Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, AMEX or any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7.                                       Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

8.                                       Withholding. The Participant may be required to pay to the Company or a Subsidiary and the Company or the Subsidiary shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.

9.                                       Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.                                 Notices. Any notice under this Agreement shall be addressed to the Company in care of its Corporate Secretary at the principal executive office of the Company, with a copy to the Director, Human Resources, at the principal executive office of the Company, and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws, and any and all disputes between the Participant and the Company or any Subsidiary relating to the Option shall be brought only in a state or federal court of competent jurisdiction sitting in Wilmington, Delaware and the Participant and the Company and any Subsidiary hereby irrevocably submit to the jurisdiction of any such court and irrevocably agree that venue for any such action shall be only in any such court.

12.                                 Entire Agreement. This Agreement, together with the Notice and the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or the Notice shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Notice; provided, that this Agreement and the Notice shall be subject to and governed by the Plan, and in the event of any inconsistency between the provisions of this Agreement or the Notice and the provisions of the Plan, the provisions of the Plan shall govern.

13.                                 Modifications And Amendments. The terms and provisions of this Agreement and the Notice may be modified or amended as provided in the Plan.

14.                                 Waivers And Consents. Except as provided in the Plan, the terms and provisions of this Agreement and the Notice may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement or the Notice, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.                                 Reformation; Severability. If any provision of this Agreement or the Notice (including any provision of the Plan that is incorporated herein by reference) shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits of the parties provided by, this Agreement, the Notice and the Plan or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement or the Notice and an equitable adjustment shall be made to this Agreement or the Notice (including, without limitation, addition of necessary further provisions) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect the legality, validity or enforceability of any other provision of this Agreement, the Notice or the Plan.

16.                                 Receipt of Documents. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and (ii) the Option is granted pursuant to the Plan and is therefore subject to all of the terms of the Plan.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the      day of                   , 20     at                                       .

COMPANY

PROSPECT MEDICAL HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Name:

Signature Page to Incentive Stock Option Agreement

Prospect Medical Holdings, Inc.

2008 Omnibus Equity Incentive Plan

Notice of Grant of Incentive Stock Option

PROSPECT MEDICAL HOLDINGS, INC. (the “Company”), pursuant to action of the Compensation Committee of the Board of Directors of the Company taken on August 20, 2008, granted (the “Award”) to the undersigned Participant the following Stock Option (the “Option”) to purchase Shares, subject to the terms and conditions of this Notice of Grant of Incentive Stock Option (the “Notice”), the Incentive Stock Option Agreement (the “ISO Agreement”) and the Company’s 2008 Omnibus Equity Incentive Plan (the “Plan”). The Plan and the ISO Agreement are both incorporated into and made a part of this Notice.

1.                                       Participant’s Name:

2.                                       Grant Information for this Award:

Option Grant Number:

Date of Grant:                               , 20

Exercise Price per Share:

Total Number of Shares Subject to Option:

Option Expiration Date:                                 , 20

3.                                       The vesting dates shall be:

Shares	Vesting Date	Performance Vesting (Yes/No)

subject to earlier forfeiture in certain circumstances, including termination of Employment, and accelerated vesting, as provided in the ISO Agreement and the Plan.

4.                                       I acknowledge that I have read and will comply with the Company’s Securities Trading Policy (accessible on the Company’s Website), which I understand may be updated from time to time.

5.                                       I acknowledge and agree that I may owe withholding taxes at the time of each exercise of a vested portion of the Option and that I must determine if I will owe withholding taxes and, if so, elect the method of payment of such withholding taxes in advance of each exercise in accordance with the procedures established by the Company, and that such procedures may change and be updated over time.

IN WITNESS WHEREOF, the Company has caused this Notice to be signed by its duly authorized officer or agent as of the          day of                         ,           .

Prospect Medical Holdings, Inc.

By:

Accepted and Agreed to:

Participant:
(Signature)

Home Address:	Business Address: